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PRESS RELEASE - JANUARY 31, 2005                   FOR IMMEDIATE RELEASE

1st STATE BANCORP, INC.                            FOR MORE INFORMATION CONTACT:
                                                                JAMES C. McGILL
                                                                (336) 227 - 8861

              1st STATE BANCORP, INC. ANNOUNCES INCREASED EARNINGS

BURLINGTON, NORTH CAROLINA 1ST STATE BANCORP, INC.   (NASDAQ: FSBC)


1st State Bancorp, Inc. (Nasdaq: FSBC), the parent holding company for 1st State Bank, has reported earnings for the quarter ended December 31, 2004. Net income for the quarter ended December 31, 2004 increased $94,000, or 12.4% to $852,000, from net income of $758,000 earned in the quarter ended December 31, 2003. Basic and diluted earnings per share were $0.30 and $0.29 per share, respectively, for the quarter ended December 31, 2004 compared with $0.27 and $0.26, respectively, in the previous year.


The increase in earnings for the quarter resulted from increased net interest income, increased non-interest income and decreased non-interest expense. These factors were partially offset by increased provision for loan losses and increased income taxes.


Net interest income increased $255,000 or 9.1% to $3.1 million for the quarter ended December 31, 2004 from the $2.8 million recorded in the quarter ended December 31, 2003. The Company's net interest income as a percentage of average interest earning assets increased 17 basis points to 3.48% for the quarter ended December 31, 2004 from the 3.31% reported in the quarter ended December 31, 2003. This net increase results primarily from increased interest income from the recent increases in short term interest rates by the Federal Reserve Board.


The increased provision for loan losses took into account, among other factors, loan charge-offs of $300,000 recorded in the quarter. At December 31, 2004, the allowance for loan losses was $3,985,000, amounting to 1.69% of loans held for investment compared to 1.68% at both September 30, 2004 and December 31, 2003. Nonperforming assets totaled $3,662,000 at December 31, 2004 down from $3,979,000 at September 30, 2004.

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At December 31, 2004, 1st State Bancorp, Inc. had total assets of $373 million, deposits of $268 million and stockholders' equity of $66.4 million. The book value per share of common stock was $22.45 per share at December 31, 2004.


1st State Bancorp, Inc., through its subsidiary 1st State Bank, currently services its customers from seven full service banking offices in Alamance County.


This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, the impact of interest rates on financing issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.


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1ST STATE BANCORP, INC. (NASDAQ: FSBC)
SUMMARY OF FINANCIAL HIGHLIGHTS

Selected Financial Data:                      December 31,         September 30,
(in thousands - unaudited)                        2004                  2004
                                                  ----                  ----

Total assets                                    $372,947             $377,714
Loans receivable                                 235,928              235,719
Allowance for loan losses                         (3,985)              (3,956)
Loans held for sale                                  913                  930
Investment securities                            111,401              119,612
Cash and cash equivalents                         11,162                9,854
Deposit accounts                                 268,432              262,734
Advances from Federal Home Loan Bank              33,500               44,000
Dividend payable                                     296                  296
Total stockholders' equity                        66,377               65,914


Selected Operating Data:                              Three months ended
(in thousands - unaudited)                     12/31/2004            12/31/2003
                                               ----------            ----------

Interest income                                 $  4,337             $  4,047
Interest expense                                   1,270                1,235
Net interest income                                3,067                2,812

Provision for loan losses                            330                   60
Net interest income after
   provision for loan losses                       2,737                2,752

Non-interest income                                  648                  526
Non-interest expense                               2,066                2,103

Income before taxes                                1,319                1,175

Income tax expense                                   467                  417

Net income                                           852                  758


Per Share Data:                                      Three months ended
(unaudited)                                   12/31/2004           12/31/2003
                                              ----------           ----------

Basic earnings per share                          $0.30                $0.27
Diluted earnings per share                         0.29                 0.26
Average shares outstanding - basic            2,832,135            2,812,451
Average shares outstanding - diluted          2,979,575            2,961,691
Cash dividends per share                          $0.10                $0.10
Book value at September 30                       $22.45               $21.36
Shares outstanding at September 30            2,956,373            2,966,284

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Interest Margin                                      Three months ended
(% of average assets - unaudited)             12/31/2004           12/31/2003
                                              ----------          ----------

Yield on interest earning assets                   4.92%                4.77%
Cost of interest bearing liabilities               1.80%                1.79%
Interest rate spread                               3.12%                2.98%

Net interest income as a percentage of
   average interest earning assets                 3.48%                3.31%


Asset Quality                                 December 31,          December 31,
(unaudited)                                      2004                  2003
                                                 ----                  ----

Allowance for loan losses to gross loans
    held for investment                          1.69%                1.68%
Nonperforming assets to total assets             0.98%                1.19%